Exhibit 99.2

CONTACTS:
Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com

Sean McHugh
Investor Relations
561/438-0385
smchugh@officedepot.com

OFFICE DEPOT NAMES STEVE ODLAND
AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Former Chairman, President and CEO of AutoZone Brings Significant Retail Expertise
and Strong Track Record of Improving Operating Performance

Delray Beach, Fla., March 14, 2005 – Office Depot, Inc. (NYSE: ODP), a global leader in the sale of office products, announced today that Steve Odland has been named Chairman and Chief Executive Officer of the Company. Odland, 46, joins Office Depot from AutoZone (NYSE: AZO), the nation’s leading auto parts retailer, where he had served as Chairman, President and Chief Executive Officer since January 2001.

“Steve’s track record in delivering strong operating performance and excellent financial results in challenging business environments makes him the ideal person to lead our company to the next level,” said Neil R. Austrian, an Office Depot Board member who has served as Interim Chairman and CEO since October 2004. “With his background in marketing and merchandising, his demonstrated focus on building loyalty through customer service and satisfaction, and an unparalleled record in the creation of shareholder value, we could not have found a better fit for our Company. We are delighted that Steve has agreed to join us.”

“Office Depot is an excellent franchise and I look forward to working with its highly dedicated team to help the Company achieve its full potential,” said Odland. “My focus will be on driving profitable growth by exceeding the expectations of our customers, and building shareholder value by making Office Depot an industry leader in efficiency and productivity. It’s a great opportunity and I’m ready to get started.”

In connection with Odland’s appointment, Office Depot has expanded the size of its Board of Directors from eleven to twelve members, and elected Odland to the Board. Neil R. Austrian will continue to serve as a member of the Board, and will resume his duties as Chair of the Company’s Finance Committee.

Office Depot’s executive search was conducted by Heidrick & Struggles.

Steve Odland Biography

Steve Odland, 46, is Chairman and Chief Executive Officer of Office Depot. Prior to joining Office Depot, he was Chairman, Chief Executive Officer, and President of AutoZone (NYSE: AZO), the nation’s largest auto parts and accessories retailer, which he joined in 2001. In 2004, AutoZone had over $5.6B in net sales, and approximately 3,500 stores and 45,000 employees across the U.S. and Mexico. Previously, he was Chief Operating Officer of Ahold USA, Inc., a leading supermarket retailer on the eastern seaboard. Prior to that, he served as President and Chief Executive Officer for Tops Markets, Inc., one of Ahold’s operating companies. Before joining Ahold, he served as president of the food service division of Sara Lee Corporation and spent sixteen years at The Quaker Oats Company in various senior management capacities. He is also a director of General Mills, Inc. In 2004 he was chairman of the Business Roundtable’s Corporate Governance Task Force and was named top new CEO in 2002 by Bloomberg Markets Magazine. Odland holds a bachelor’s degree in business administration from the University of Notre Dame and a master’s degree in management from the Kellogg Graduate School of Management at Northwestern University.

About Office Depot

With annual sales approaching $14 billion, Office Depot sells more office products to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 23 countries and employs 46,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, Viking Direct®, Guilbert®, and Tech Depot® brand names.

Office Depot is a leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. With $3.1 billion in online sales in FY’04, the Company is the world’s number three Internet retailer. In North America, Office Depot has 969 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers and more than 60 local sales offices. Internationally, the Company conducts wholly-owned operations in 14 countries via 78 retail stores and 25 distribution centers, and operates 153 retail stores under joint venture and license arrangements in another seven countries.

The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation any and all projections and discussions of anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on March 10, 2005, and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

2